Exhibit 8.2

[WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]

October 1, 2005

Providian Financial Corporation

201 Mission Street

San Francisco, California 94105

Ladies and Gentlemen:

We have acted as special counsel to Providian Financial Corporation, a Delaware corporation (“Providian”), in connection with the proposed merger (the “Merger”) of Providian with and into Washington Mutual, Inc., a Washington corporation (“Washington Mutual”), pursuant to the Agreement and Plan of Merger, dated as of June 5, 2005, by and between Washington Mutual and Providian, as amended by the Amendment to the Merger Agreement dated as of September 28, 2005 among Washington Mutual, New American Capital, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Washington Mutual (“Sub”), and Providian (the “Agreement”). At your request, and pursuant to Section 8.3(c) of the Agreement, we are rendering our opinion concerning the material federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

For purposes of the opinion set forth below, we have relied, with the consent of Providian and the consent of Washington Mutual and Sub, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Providian and Washington Mutual and Sub dated the date hereof, and have assumed that such statements and representations will be accurate and complete as of the Effective Time (as if made as of such time) and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (as amended through the date hereof, the “Registration Statement”) and the proxy statement/prospectus (the “Proxy Statement/Prospectus”) contained therein, each as amended or supplemented through the date hereof.

We have also assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the Merger will qualify as a statutory merger under the applicable laws of the States of Washington and Delaware and (iii) the Merger will be reported by Providian and Washington Mutual on their respective federal income tax returns in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that (i) the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code, (ii) each of Providian, Washington Mutual and Sub will be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) except to the extent of any cash consideration received in the Merger and except with respect to cash received in lieu of a fraction share interest in Washington Mutual Common Stock, no gain or loss will be recognized by any of the stockholders of Providian in the Merger.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. We are furnishing this opinion to you solely in connection with the Merger and this opinion is not to be relied upon by any other person or for any other purpose.

Very truly yours,

/s/ WACHTELL, LIPTON, ROSEN & KATZ